EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications, Investor Relations and Legislative Affairs (734) 930-3008

Domino’s Pizza Announces Third Quarter 2013 Financial Results

Delivers Strong Global Sales and EPS Growth

ANN ARBOR, Michigan, October 15, 2013: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter of 2013, comprised of strong growth in same store sales, global store count and EPS. Domestic same store sales grew 5.4% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted strong results with same store sales growth of 5.0% during the quarter, marking the 79th consecutive quarter of international same store sales growth. The Company had global net store growth of 126 stores in the third quarter of 2013.

Diluted EPS was 53 cents for the quarter. On an as adjusted basis, diluted EPS was 51 cents, an 18.6% increase over the third quarter of 2012. During the quarter, the Company also repurchased and retired 351,085 shares of its common stock for $20.8 million. Additionally, on October 9, 2013, the Board of Directors declared a 20 cent per share quarterly dividend for shareholders of record as of December 13, 2013 to be paid on December 30, 2013.

J. Patrick Doyle, Domino’s President and Chief Executive Officer, said: “Domino’s Pizza is connecting with customers everywhere through technology, quality, convenience and value. We continue to hold a leading presence in the restaurant category as a brand with solid momentum both in the U.S. and around the world, with dedicated franchisees who are focused on great pizzas, strong customer service and consistent operations.”

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2013	Third Quarter of 2012	Three Fiscal Quarters of 2013	Three Fiscal Quarters of 2012
Net income	$30.6	$26.0	$98.3	$74.8
Weighted average diluted shares	57,345,677	58,519,573	57,831,660	59,240,919
Diluted earnings per share, as reported	$0.53	$0.44	$1.70	$1.26
Items affecting comparability*	$(0.02)	$(0.01)	$(0.02)	$0.11

Diluted earnings per share, as adjusted*	$0.51	$0.43	$1.68	$1.38

*	Refer to the Items Affecting Comparability section on page three for additional details. Diluted earnings per share figures may not sum to the total due to the rounding of each individual calculation.

•	Revenues were up 6.9% for the third quarter versus the prior year period, due primarily to higher supply chain revenues from increased store order counts, higher domestic franchise and Company-owned store revenues, and higher international revenues resulting from both same store sales and store count growth.

•	Net Income was up 17.9% for the third quarter versus the prior year period, driven by domestic and international same store sales growth, global store count growth and a lower effective tax rate, offset in part by higher general and administrative expenses and the negative impact of foreign currency exchange rates.

•	Diluted EPS was 53 cents for the quarter versus 44 cents in the prior year quarter. On an as-adjusted basis, diluted EPS was 51 cents for the quarter versus prior year adjusted EPS of 43 cents. The eight cent or 18.6% increase in adjusted EPS was due to higher net income and lower weighted average diluted shares outstanding. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

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Domino’s Pizza: Q3 2013 Earnings Release, Page Two

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page four for additional details.

	Third Quarter of 2013	Third Quarter of 2012
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+4.6%	+0.5%
Domestic franchise stores	+5.5%	+3.6%

Domestic stores	+5.4%	+3.3%

International stores (excluding foreign currency impact)	+5.0%	+5.0%

Global retail sales growth: (versus prior year period)
Domestic stores	+6.2%	+3.7%
International stores	+8.5%	+6.0%

Total	+7.4%	+4.9%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+6.2%	+3.7%
International stores	+13.9%	+12.9%

Total	+10.2%	+8.4%

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 16, 2013	389	4,543	4,932	5,508	10,440
Openings	1	11	12	124	136
Closings	—	(5)	(5)	(5)	(10)

Store count at September 8, 2013	390	4,549	4,939	5,627	10,566

Third quarter 2013 net change	1	6	7	119	126

Trailing four quarters net change	3	40	43	483	526

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its third quarter 2013 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International), Conference ID 86152018. The webcast will also be archived for 30 days on www.dominosbiz.com.

Share Repurchases

During the third quarter of 2013, the Company repurchased and retired 351,085 shares of its common stock under its open market share repurchase program for approximately $20.8 million, or an average price of $59.34 per share, and during the three fiscal quarters of 2013, the Company repurchased and retired 1,369,232 shares of common stock for a total of approximately $76.9 million, or an average price of $56.16 per share. Additionally, subsequent to the third quarter of 2013, the Company repurchased and retired 3,100 shares of its common stock for approximately $0.2 million, or an average of $61.48 per share. The Company has used approximately 62% of the total amount authorized under its $200 million approved open market share repurchase program and currently has approximately $75.3 million remaining under the program.

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Domino’s Pizza: Q3 2013 Earnings Release, Page Three

Dividends

On October 9, 2013, the Board of Directors declared a 20 cent per share quarterly dividend for shareholders of record as of December 13, 2013, to be paid on December 30, 2013.

Items Affecting Comparability

The Company’s reported financial results for the third quarter and three fiscal quarters of 2013 are not comparable to the reported financial results for the equivalent periods in 2012. The table below presents certain items that affect comparability between 2013 and 2012 financial results. The Company believes that including such information is critical to the understanding of its financial results for the third quarter and three fiscal quarters of 2013 as compared to the same periods in 2012 (See the Comments on Regulation G section on page four for additional details).

In addition to the items noted in the table below, the Company had lower weighted average diluted shares outstanding that resulted in an increase in diluted EPS of one cent in the third quarter of 2013 and four cents in the three fiscal quarters of 2013.

	Third Quarter			Three Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2013 items affecting comparability:
Tax benefit for domestic dough production (1)	$—	$1,358	$0.02	$—	$1,358	$0.02

Total of 2013 items	$—	$1,358	$0.02	$—	$1,358	$0.02

2012 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (2)	$—	$—	$—	$(293)	$(182)	$(0.00)
Additional interest expense (3)	—	—	—	(10,222)	(6,348)	(0.11)

Subtotal	—	—	—	(10,515)	(6,530)	(0.11)
Deferred tax asset valuation allowance (4)	—	—	—	—	(868)	(0.01)
Tax benefit for increased tax basis in certain assets (5)	—	735	0.01	—	735	0.01

Total of 2012 items	$—	$735	$0.01	$(10,515)	$(6,663)	$(0.11)

(1)	Represents additional tax benefit recorded for prior tax years in connection with the Company revising its calculation for a deduction related to its domestic dough production.
(2)	Primarily includes stock compensation expenses, payroll taxes related to the payments made to certain stock option holders, and legal and professional fees incurred in connection with the Company’s 2012 recapitalization.
(3)	Primarily includes the write-off of deferred financing fees related to the extinguishment of the 2007 debt in connection with the Company’s 2012 recapitalization. Additionally, the Company incurred $2.1 million of interest expense on the 2007 borrowings subsequent to the closing of the 2012 recapitalization but prior to the repayment of the 2007 borrowings, resulting in the payment of interest on both the 2007 and 2012 facilities for a short period of time.
(4)	Represents a valuation allowance recorded on a deferred tax asset related to a capital loss that resulted from a write-off of the tax basis goodwill associated with the sale of the six remaining Company-owned stores in a certain market in the first quarter of 2012.
(5)	During the third quarter of 2012, a tax benefit of $0.7 million was recorded to reflect an increased tax basis in certain assets due to the issuance of final tax rules in the quarter.

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Domino’s Pizza: Q3 2013 Earnings Release, Page Four

Liquidity

As of September 8, 2013, the Company had approximately:

•	$32.1 million of unrestricted cash and cash equivalents;

•	$1.54 billion in total debt; and

•	$62.3 million of available borrowings under its $100.0 million variable funding notes, net of letters of credit issued of $37.7 million.

The Company’s cash borrowing rate averaged 5.3% in the both the third quarter of 2013 and the third quarter of 2012. Additionally, the Company invested $20.3 million in capital expenditures during the three fiscal quarters of 2013, versus $14.3 million in the three fiscal quarters of 2012.

Free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was approximately $84.3 million in the three fiscal quarters of 2013.

(in thousands)	Three Fiscal Quarters of 2013
Net cash provided by operating activities	$104,575
Capital expenditures	(20,286)

Free cash flow	$84,289

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year period discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted to internally evaluate operating performance, to evaluate itself against its peers and to determine future performance targets and long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

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Domino’s Pizza: Q3 2013 Earnings Release, Page Five

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with its global enterprise of more than 10,500 stores in over 70 international markets. Domino’s had global retail sales of over $7.4 billion in 2012, comprised of over $3.5 billion in the U.S. and nearly $3.9 billion internationally. In the third quarter of 2013, Domino’s had global retail sales of nearly $1.8 billion, comprised of $849 million in the U.S. and $935 million internationally. Its system is largely made up of franchise owner-operators who accounted for over 96% of the Domino’s Pizza stores as of the third quarter of 2013. The Domino’s brand generates over $2 billion in global digital sales per year. Its emphasis on new technology has helped drive the introduction of Domino’s ordering apps for iPhone®, Android™, Windows Phone 8 and Kindle Fire – which now cover nearly 95% of the U.S. smartphone market. Continuing its focus on menu enhancement, Domino’s established itself as a player in the pan pizza market with the launch of its Handmade Pan Pizza, featuring fresh, never-frozen dough, in October 2012.

Order – www.dominos.com

Mobile – http://mobile.dominos.com

Info – www.dominosbiz.com

Twitter – http://twitter.com/dominos

Facebook – http://www.facebook.com/dominos

For all future earnings releases and other significant webcasts and announcements we plan to continue our practice of publishing press releases. However, for regular investor conferences with no updates from management, we will no longer be sending out a press release to notify the public of the webcast. Instead, please visit our Investor Relations website at www.dominosbiz.com to view a schedule of upcoming conference webcasts.

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Domino’s Pizza: Q3 2013 Earnings Release, Page Six

About Domino’s Pizza®

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, estimates in same store sales growth, the growth of our international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by us, and other food-industry competitors; the ongoing level of profitability of our franchisees; and our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in foreign currency exchange rates; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weak consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. These forward-looking statements speak only as of the date of this press release, and you should not rely on such statements as representing the views of the Company as of any subsequent date. Except as required by applicable securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

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Domino’s Pizza: Q3 2013 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	September 8, 2013	% of Total Revenues	September 9, 2012	% of Total Revenues
Revenues:
Domestic Company-owned stores	$75,923		$72,219
Domestic franchise	47,846		44,039
Domestic supply chain	226,315		213,474
International	53,966		48,345

Total revenues	404,050	100.0%	378,077	100.0%

Cost of sales:
Domestic Company-owned stores	58,662		56,378
Domestic supply chain	203,004		191,326
International	21,750		18,966

Total cost of sales	283,416	70.1%	266,670	70.5%

Operating margin	120,634	29.9%	111,407	29.5%
General and administrative	53,858	13.3%	49,789	13.2%

Income from operations	66,776	16.5%	61,618	16.3%
Interest expense, net	(20,323)	(5.0)%	(20,649)	(5.5)%

Income before provision for income taxes	46,453	11.5%	40,969	10.8%
Provision for income taxes	15,821	3.9%	14,993	3.9%

Net income	$30,632	7.6%	$25,976	6.9%

Earnings per share:
Common stock – diluted	$0.53		$0.44
Dividends declared per share	$0.20		$—

Domino’s Pizza: Q3 2013 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands, except per share data)	September 8, 2013	% of Total Revenues	September 9, 2012	% of Total Revenues
Revenues:
Domestic Company-owned stores	$235,526		$223,745
Domestic franchise	147,330		133,521
Domestic supply chain	691,154		636,903
International	161,666		144,620

Total revenues	1,235,676	100.0%	1,138,789	100.0%

Cost of sales:
Domestic Company-owned stores	179,466		171,325
Domestic supply chain	615,736		569,476
International	64,047		57,325

Total cost of sales	859,249	69.5%	798,126	70.1%

Operating margin	376,427	30.5%	340,663	29.9%
General and administrative	160,286	13.0%	146,371	12.8%

Income from operations	216,141	17.5%	194,292	17.1%
Interest expense, net	(61,621)	(5.0)%	(73,411)	(6.5)%

Income before provision for income taxes	154,520	12.5%	120,881	10.6%
Provision for income taxes	56,198	4.5%	46,067	4.0%

Net income	$98,322	8.0%	$74,814	6.6%

Earnings per share:
Common stock – diluted	$1.70		$1.26
Dividends declared per share	$0.60		$3.00

Domino’s Pizza: Q3 2013 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 8, 2013	December 30, 2012
Assets
Current assets:
Cash and cash equivalents	$32,079	$54,813
Restricted cash and cash equivalents	63,288	60,015
Accounts receivable	92,765	94,103
Inventories	30,282	31,061
Advertising fund assets, restricted	54,068	37,917
Other assets	29,928	28,358

Total current assets	302,410	306,267
Property, plant and equipment, net	89,330	91,445
Other assets	76,784	80,485

Total assets	$468,524	$478,197

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$24,140	$24,349
Accounts payable	63,006	77,414
Dividends payable	11,694	1,502
Advertising fund liabilities	54,068	37,917
Other accrued liabilities	72,568	88,316

Total current liabilities	225,476	229,498
Long-term liabilities:
Long-term debt, less current portion	1,518,383	1,536,443
Other accrued liabilities	46,840	47,779

Total long-term liabilities	1,565,223	1,584,222
Total stockholders’ deficit	(1,322,175)	(1,335,523)

Total liabilities and stockholders’ deficit	$468,524	$478,197

Domino’s Pizza: Q3 2013 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands)	September 8, 2013	September 9, 2012
Cash flows from operating activities:
Net income	$98,322	$74,814
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	17,480	15,852
Gains on sale/disposal of assets	(71)	(87)
Amortization of deferred financing costs and other	4,264	11,942
Provision for deferred income taxes	6,031	5,981
Non-cash compensation expense	14,866	12,183
Tax impact from equity-based compensation	(12,025)	(9,622)
Other	(1,283)	(84)
Changes in operating assets and liabilities	(23,009)	(9,727)

Net cash provided by operating activities	104,575	101,252
Cash flows from investing activities:
Capital expenditures	(20,286)	(14,301)
Proceeds from sale of assets	3,184	2,262
Changes in restricted cash	(3,273)	31,694
Other	1,539	1,155

Net cash provided by (used in) investing activities	(18,836)	20,810
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	1,575,000
Repayments of long-term debt and capital lease obligations	(18,268)	(1,459,322)
Proceeds from exercise of stock options	5,804	3,063
Tax impact from equity-based compensation	12,025	9,622
Purchases of common stock	(76,892)	(42,719)
Tax payments for restricted stock upon vesting	(7,888)	(5,750)
Payments of common stock dividends and equivalents	(23,223)	(185,475)
Cash paid for financing costs	—	(31,723)

Net cash used in financing activities	(108,442)	(137,304)
Effect of exchange rate changes on cash and cash equivalents	(31)	(500)

Change in cash and cash equivalents	(22,734)	(15,742)
Cash and cash equivalents, at beginning of period	54,813	50,292

Cash and cash equivalents, at end of period	$32,079	$34,550

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